Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of February 17, 2021 (this “Agreement”), is entered into by and among LEIIO Inc., a Delaware corporation (the “Delaware Corporation”), LEIIO Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) and LEIIO Wellness Ltd., a corporation incorporated and existing pursuant to the laws of the Province of Alberta (the “Parent,” and together with the Delaware Corporation and the Merger Sub, the “Corporations”).

W I T N E S S E T H :

WHEREAS, the Parent is the record and beneficial owner of all of the issued and outstanding equity securities of the Merger Sub;

WHEREAS, the board of directors of each of the Delaware Corporation and the Merger Sub have determined that it is advisable and in the best interests of each of such corporations that the Merger Sub merge with and into the Delaware Corporation upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (this “Agreement”), for the purpose of effecting the acquisition of the Delaware Corporation by Parent and have, by resolutions duly adopted, approved this Agreement and directed that it be submitted to a vote of their respective stockholders and executed by the undersigned officer;

WHEREAS , the board of directors of the Parent has determined that it is advisable and in the best interest of the Parent to, in connection with the transactions contemplated hereby, issue 3.1111112 shares of the Parent in exchange for each issued and outstanding share of the Delaware Corporation, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368(a)(l)(A) and 368(a)(2)(E) of the Code.

NOW THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I - THE MERGER

SECTION 1.01. The Merger.

(a) In accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time (as defined below), the Merger Sub shall merge with and into the Delaware Corporation. As a result of and immediately following the consummation of the Merger: (i) the separate existence of the Merger Sub shall cease; (ii) the Delaware Corporation shall continue as the surviving entity in the Merger operating under the name “LEIIO Inc.” (the “Surviving Corporation”); (iii) all property owned and every contract right possessed by the Merger Sub shall be vested in the Delaware Corporation without reversion or impairment; and (iv) all liabilities of the Merger Sub shall be vested in the Delaware Corporation.

(b) The Delaware Corporation shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware law in connection with the Merger. The Merger shall become effective upon filing of the Certificate of Merger with the Delaware Secretary of State (the “Effective Time”).

SECTION 1.02. Effect on Capital Stock.

(a) Each share of capital stock of the Delaware Corporation issued and outstanding immediately prior to the Effective Time (each, a “LEIIO US Share”) shall, by virtue of the Merger and without any action on the part of any of the Corporations or the holder thereof, be converted into 3.1111112 common shares of the Parent (each, a “Parent Share”). The merger consideration shall consist of 28 000 000 Parent Shares, with the first 7,000,000 Parent Shares being issued at deemed price of CDN $0.005, per Parent Share and the next 21,000,000 Parent Shares being issued at a deemed price of CDN $0.02 per Parent Share, such Parent Shares to be issued pro rata to each stockholder of the Delaware Corporation based on the number of LEIIO US Shares held by such stockholder as of the Effective Time (as more particularly set forth in the table below).

Stockholder	Number of Parent Shares	Deemed Price Per Share	Aggregate Deemed Value
Cory Rosenberg	1,750,000	$0.005	$8,750
	5,250,000	$0.02	$105,000
Stephen Leider	1,750,000	$0.005	$8,750
	5,250,000	$0.02	$105,000
Chris Claussen	1,750,000	$0.005	$8,750
	5,250,000	$0.02	$105,000
Joseph Claussen	1,750,000	$0.005	$8,750
	5,250,000	$0.02	$105,000

(b) Each share of capital stock of the Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of any of the Corporations or the holder thereof, be converted into one share of the Delaware Corporation.

ARTICLE II - THE SURVIVING CORPORATION

SECTION 2.01. Certificate of Incorporation and Bylaws. The certificate of incorporation and bylaws of the Delaware Corporation in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 2.02. Directors and Officers. The directors and officers of the Delaware Corporation immediately prior to the Effective Time shall continue as the directors and officers of the Surviving Corporation, with the officers holding the same positions as they held immediately prior to the Effective Time.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in Schedule 1 to this Agreement (the “Disclosure Schedule”) that corresponds with the Sections of this Article III, which Disclosure Schedule shall identify any exceptions to the representations, warranties and covenants contained in this Agreement (with reference to that particular section to which such information relates provided that an item disclosed in the Disclosure Schedule shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance is readily apparent on the face of such disclosure), the Delaware Corporation hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date of this Agreement.

SECTION 3.01. Corporate Status; Authorization; Enforceability.

(a) The Delaware Corporation was incorporated on January 22, 2021 under the laws of the state of Delaware. The Delaware Corporation continues to be a corporation incorporated and existing under the laws of such state and has not been discontinued or dissolved under such laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution.

(b) The Delaware Corporation has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

SECTION 3.02. Capitalization.

(a) The authorized capital of the Delaware Corporation consists of 10,000,000 shares of common stock, 9,000,000 of which are issued and outstanding and constitute the LEIIO US Shares.

(b) All the LEIIO US Shares have been duly authorized and are validly issued, fully paid and non-assessable, and the stockholders listed in Section 1.02 above (each, a “LEIIO US Stockholder”) are the registered and beneficial owners of the LEIIO US Shares, free and clear of all pledges, liens, security interests, adverse claims or other encumbrances (each, an “Encumbrance”). Upon consummation of the transactions contemplated by this Agreement, Purchaser shall own all the LEIIO US Shares, free and clear of all Encumbrances.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of the Delaware Corporation or obligating the Delaware Corporation to issue or sell any shares of, or any other interest in, the Delaware Corporation.

(d) There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the LEIIO US Shares.

(e) The Delaware Corporation does not own or have any interest in any shares or have securities, or another ownership interest, in any other person or entity.

SECTION 3.03. No Conflicts; Consents.

(a) The execution, delivery and performance of this Agreement by the Delaware Corporation and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:

i.	violate or conflict with the certificate of incorporation, by-laws or other stockholder agreement of the Delaware Corporation;

ii.	violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Delaware Corporation;

iii.	conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which the Delaware Corporation is a party; or

iv.	result in the creation or imposition of any Encumbrance on any properties or assets of the Delaware Corporation.

(b) No consent, approval, waiver or authorization is required to be obtained by the Delaware Corporation from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by the Delaware Corporation of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 3.04. Financial Statements.

The Delaware Corporation has not prepared financial statements to date.

SECTION 3.05. Liabilities.

Other than fees for professional services incurred to date, the Delaware Corporation has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

SECTION 3.06. Material Contracts.

(a) Section 3.06 of the Disclosure Schedule lists each material contract of the Delaware Corporation. Each such contract is valid and binding on the Delaware Corporation in accordance with its terms and is in full force and effect. Complete and correct copies of each such contract have been made available to Purchaser.

(b) None of the Delaware Corporation or, to its knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) any such contract, or has provided or received any notice of any intention to terminate, any such contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any such contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

SECTION 3.07. Title to Assets.

(a) Section 3.07 of the Disclosure Schedule lists all of the material assets of the Delaware Corporation. The Delaware Corporation has no tangible personal property assets.

(b) The Delaware Corporation has good title to all such assets.

(c) All such assets are free and clear of Encumbrances;

(d) The Delaware Corporation does not own legally or beneficially, and at no time has owned legally or beneficially, any real property.

(e) The Delaware Corporation does not lease, and at no time has leased, any real property.

SECTION 3.08.

SECTION 3.09. Intellectual Property.

(a) “Intellectual Property” means any, and all, the following in any jurisdiction throughout the world:

i.	trademarks, including all applications and registrations and the goodwill connected with the use and symbolized by the foregoing;

ii.	copyrights and industrial designs, including all applications and registrations relating to the foregoing;

iii.	trade secrets and confidential know-how;

iv.	patents and patent applications;

v.	websites and internet domain name registrations; and

vi.	other intellectual property and related proprietary rights, interests and protections.

(b) The Delaware Corporation owns or has adequate, valid and enforceable rights to use all Intellectual Property that is owned by, or licensed to, the Delaware Corporation and material to the Delaware Corporation’s business or operations (the “Corporate IP”), free and clear of all Encumbrances.

(c) The Delaware Corporation is not bound by any outstanding judgment, injunction, order or decree restricting the use of the Corporate IP or restricting the licensing thereof to any person or entity.

SECTION 3.10. Inventory.

The Delaware Corporation has no inventory.

SECTION 3.11. Accounts Receivable.

The Delaware Corporation has no accounts receivable.

SECTION 3.12. Employees and Consultants.

Except for the LEIIO US Stockholders, to date the Delaware Corporation has not had any employees or consultants and has not entered into any employment, consulting other compensation agreements with any person.

SECTION 3.13. Legal Proceedings; Governmental Orders.

(a) There is no claim, action, suit, proceeding or governmental investigation (each, an “Action”) of any nature pending or, to the knowledge of the Delaware Corporation, threatened against or by:

(b) the Delaware Corporation affecting any of its properties or assets (or by or against any of the stockholders of the Delaware Corporation and relating to the Delaware Corporation); or

(c) the Delaware Corporation or any of the stockholders of the Delaware Corporation that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(d) No event has occurred or circumstances exist that may give rise to or serve as a basis for, any such Action. - ‘

(e) There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting the Delaware Corporation or any of its properties or assets.

SECTION 3.14. Compliance with Laws; Permits.

(a) The Delaware Corporation has complied, and is now complying, with all federal, state, provincial, territorial and local laws applicable to it or its business, properties or assets, as its business is presently conducted.

(b) All permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights from governmental authorities required by the Delaware Corporation to conduct its business (collectively, the “Permits”) have been obtained by it and are valid and in full force and effect, except where the failure to obtain such Permits would not have a material adverse effect on the business of the Delaware Corporation.

SECTION 3.15. Taxes.

(a) To date the Delaware Corporation has not been required to file, and has not filed, any tax returns with appropriate taxing authorities.

(b) To date, the Delaware Corporation has not been required to withhold or collect taxes that are required by law to be withheld or collected.

(c) The Delaware Corporation is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement.

(d) No tax rulings have been requested or issued by any taxation authority with respect to the Delaware Corporation.

(e) The Delaware Corporation has not acquired property or services from, or disposed of property to, a non-arm’s length person for consideration the value of which is less than the fair market value of the property or services, as the case may be.

SECTION 3.16. Books and Records.

(a) The minute books, securities registers, shareholders’ ledgers, register of transfers and share certificate books of the Delaware Corporation, all of which have been made available to Parent, are complete and correct and have been maintained in accordance with sound business practices.

(b) The minute books of the Delaware Corporation contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of the Delaware Corporation, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books.

SECTION 3.17. Brokers.

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Delaware Corporation.

SECTION 3.18. Full Disclosure.

No representation or warranty by the Delaware Corporation in this Agreement and no statement contained in the Disclosure Schedule to this Agreement or any certificate or other document furnished or to be furnished to Parent under this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof.

SECTION 4.01 Corporate Status; Authorization; Enforceability.

(a) Parent was incorporated on January 21, 2021 under the laws of the province of Alberta. Merger Sub was incorporated on February 17, 2021 under the laws of the State of Delaware. Each of Parent and Merger Sub continues to be a corporation incorporated and existing under the laws of such province or state and has not been discontinued or dissolved under such laws. No steps or proceedings have been taken to authorize or require such discontinuance or dissolution.

(b) Each of Parent and Merger Sub has the corporate power and capacity to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted.

(c) Parent is not currently licensed or registered to carry on business in any other jurisdiction other than Alberta

(d) Each of Parent and Merger Sub has the corporate power and capacity to enter into this Agreement and the documents to be delivered hereunder and to consummate the transactions contemplated hereby.

(e) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the documents to be delivered hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Parent and Merger Sub, respectively.

(f) This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Delaware Corporation), this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of each of Parent and Merger Sub enforceable against such party in accordance with their respective terms.

SECTION 4.02. Capitalization.

(a) The authorized capital of Parent consists of an unlimited number of common shares and an unlimited number of preferred shares issuance in series, of which only 10,000,002 common shares are issued and outstanding as of the date hereof prior to giving effect to this agreement.

(b) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any shares in the capital of Parent or obligating Parent to issue or sell any shares of, or any other interest in, Parent.

(c) There are no voting trusts or agreements, pooling agreements, unanimous shareholder agreements, other shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of Parent Shares.

(d) Parent does not own or have any interest in any shares or have securities, or another ownership interest, in any other person or entity.

SECTION 4.03. No Conflicts; Consents.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not:

i.	violate or conflict with the articles of incorporation, by-laws or unanimous shareholder agreement of Parent or Merger Sub;

ii.	violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Merger Sub;

iii.	conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Parent or Merger Sub is a party; or

iv.	result in the creation or imposition of any Encumbrance on any properties or assets of Parent or Merger Sub.

(b) No consent, approval, waiver or authorization is required to be obtained by Parent or Merger Sub from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Parent or Merger Sub of this Agreement and the consummation of the transactions contemplated hereby.

SECTION 4.04. Financial Statements.

Each of Parent and Merger Sub has only recently been incorporated, has conducted limited activities to date and, consequently, has not prepared financial statements to date.

SECTION 4.05. Liabilities.

Other than fees for professional services incurred in pursuing the Contemplated Transactions, neither Parent nor Merger Sub has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

SECTION 4.06. Material Contracts.

Other than contracts for professional services incurred in pursuing the Contemplated Transactions, to date neither Parent nor Merger Sub has entered into any contracts.

SECTION 4.07. Title to Assets.

Other than cash, neither Parent nor Merger Sub has any assets.

SECTION 4.08. Employees and Consultants.

To date neither Parent nor Merger Sub has had any employees or consultants and has not entered into any employment, consulting or other compensation agreements with any person.

SECTION 4.09. Legal Proceedings; Governmental Orders.

(a) There is no Action of any nature pending or, to the knowledge of Parent or Merger Sub, threatened against or by:

i.	Parent or Merger Sub affecting any of its properties or assets; or

ii.	Parent or Merger Sub that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(c) There are no outstanding governmental orders and no unsatisfied judgments, penalties or awards against or affecting Parent or Merger Sub or any of their respective properties or assets.

SECTION 4.10. Compliance with Laws; Permits

(a) Each of Parent and Merger Sub has complied, and is now complying, with all federal, states, provincial, territorial and local laws applicable to it or its business, properties or assets, as the business is presently conducted.

(b) Neither Parent nor Merger Sub has, or is not currently required to have, any permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights from governmental authorities to conduct its business.

SECTION 4.11. Taxes.

(a) To date neither Parent nor Merger Sub has been required to file, and has not filed, any tax returns with appropriate taxing authorities.

(b) To date, neither Parent nor Merger Sub has been required to withhold or collect taxes that are required by law to be withheld or collected.

(c) Neither Parent nor Merger Sub is a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement.

(d) No tax rulings have been requested or issued by any taxation authority with respect to Parent or Merger Sub.

(e) Neither Parent nor Merger Sub has acquired property or services from, or disposed of property to, a non-arm’s length person for consideration the value of which is less than the fair market value of the property or services, as the case may be.

SECTION 4.12. Books and Records.

(a) The minute books, securities registers, shareholders’ ledgers, register of transfers and share certificate books of Parent and Merger Sub, all of which have been made available to the Delaware Corporation, are complete and correct and have been maintained in accordance with sound business practices.

(b) The minute books of Parent and Merger Sub contain accurate and complete records of all meetings, and resolutions in writing of, the shareholders, the board of directors and any committees of the board of directors of Parent and Merger Sub, respectively, and no meeting, or resolution in writing, of any such shareholders, board of directors or committee has been held for which minutes or resolutions in writing have not been prepared and are not contained in such minute books.

ARTICLE V - FURTHER ASSURANCES

SECTION 5.01. Further Assurances. If, at any time from and after the Effective Time, the Surviving Corporation or its successors and assigns shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation title to and possession of any property or right of the Delaware Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) or otherwise to carry out the purposes of this Agreement, the Delaware Corporation and its board of directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement.

ARTICLE VI – TERMINATION

SECTION 6.01. Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and abandoned by the board of directors of any of the Corporations notwithstanding favorable action on the Merger by the board of directors or the stockholders of any of the Corporations at any time prior to the Effective Time.

ARTICLE VII - MISCELLANEOUS

SECTION 7.01. Amendments; Waivers.

(a) Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed by the Corporations.

(b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 7.02. Integration. All prior or contemporaneous agreements, contracts, promises, representations and statements, if any, among the Delaware Corporation, the Merger Sub and/or the Parent, or their representatives, are merged into this Agreement, and this Agreement shall constitute the entire understanding among the Delaware Corporation, the Merger Sub and the Parent with respect to the subject matter hereof

SECTION 7.03. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

SECTION 7.04. Governing Law. This Agreement shall be governed by and construed in accordance the laws of the State of Delaware, without regard to principles of conflict of laws.

SECTION 7.05. Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

DELAWARE CORPORATION:

LEIIO INC.

By:	/s/ Cory Rosenberg
Name:	Cory Rosenberg
Title:	President

MERGER SUB:

LEIIO MERGER SUB, INC.

By:	/s/ Cory Rosenberg
Name:	Cory Rosenberg
Title:	President

PARENT:

LEIIO WELLNESS LTD.

By:	/s/ Darcy Campbell
Name:	Darcy Campbell
Title:	Chief Financial Officer, Director

Signature Page to Agreement and Plan of Merger of

LEIIO Inc. and LEIIO Merger Sub, Inc.

SCHEDULE 1

DISCLOSURE SCHEDULE

Schedule 3.06 - each of the stockholders of Delaware Corporation has entered into the following agreements with the Delaware Corporation in the forms provided to Parent:

●	Founder Stock Purchase Agreement

●	Technology Assignment Agreement

●	Proprietary Information and Inventions Agreement

Schedule 3.07

The Delaware Corporation owns the following intellectual property assets:

●	Formulation 1 -Lifted Focus
●	Formulation 2 - Calming Focus
●	Formulation 3 - Night Refresh (formulation to be completed under LEIIO Wellness umbrella)
●	Any and all formulations, patent applications (including in process), and trade secrets related to cultivation, extraction and production of psilocybin and related compounds and products.
●	Domain name: www.leiio.com
●	All assets assigned to the Delaware Corporation pursuant to the agreements set forth in Schedule 3.06 above.